Exhibit 10.2

Dated 23 January 2014

Elliott International, L.P.

The Liverpool Limited Partnership

Elliott Capital Advisers, L.P.

and

Dragonfly GmbH & Co. KGaA

and

McKesson Corporation

SALE AND PURCHASE AGREEMENT

relating to Bonds issued by Celesio Finance B.V.

Table of Contents

Contents		Page

1	Interpretation	4

2	Sale and Purchase of Seller Bonds	4

3	Consideration for the Seller Bonds	5

4	Payment, No Set-off and Retention	5

5	Closing	5

6	No Top-up	6

7	Representations and Warranties of Vendors, Remedies	7

8	Representations and Warranties of Acquirors, Remedies	9

9	Vendors’ Covenants	11

10	Elliott Guarantee	13

11	McKesson Guarantee	13

12	Termination	13

13	Confidentiality	14

14	Tender Information	15

15	Miscellaneous Provisions	15

Sale and Purchase Agreement

between:

(1)	Elliott International, L.P., a limited partnership organised under the laws of the Cayman Islands, having its corporate seat in Grand Cayman and its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Seller 1”),

(2)	The Liverpool Limited Partnership, a limited partnership organised under the laws of Bermuda, having its corporate seat in Bermuda and its registered office at c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, P.O. Box HM 1179, Hamilton HM EX, Bermuda (“Seller 2”),

Seller 1 and Seller 2 together the “Sellers”,

(3)	Elliott Capital Advisors, L.P., organised under the laws of Delaware, USA, having its corporate seat in New York and its registered office at c/o the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE, 19801 United States (“Elliott”),

Sellers and Elliott together the “Vendors” and each a “Vendor”,

(4)	Dragonfly GmbH & Co. KGaA, a limited partnership based on shares (Kommanditgesellschaft auf Aktien) organized under the laws of Germany, having its corporate seat in Frankfurt am Main, Germany, and its registered office at Eschenheimer Anlage 1, 60316 Frankfurt am Main, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany, under registration number HRB 97726 (“Purchaser”), represented by its general partner (persönlich haftender Gesellschafter) Dragonfly Verwaltungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, having its corporate seat in Frankfurt am Main, Germany, and its registered office at Eschenheimer Anlage 1, 60316 Frankfurt am Main, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany, under registration number HRB 97497,

and

(5)	McKesson Corporation, a company organized under the laws of the state of Delaware, United States, having its corporate headquarters at One Post Street, San Francisco, CA 94104, United States (“McKesson”).

Purchaser and McKesson together, the “Acquirors” and each an “Acquiror”.

Seller 1, Seller 2, Elliott, the Purchaser and McKesson are referred to collectively as the “Parties” and each of them as a “Party”.

Whereas:

(A)

Celesio AG is a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its corporate seat in Stuttgart, Germany, and its registered office at Neckartalstraße 155, 70376 Stuttgart, Germany, and is registered with the commercial register of the local court (Amtsgericht) of Stuttgart under registration number HRB 9517 (“Celesio”). Celesio has currently a registered share capital (Grundkapital) of EUR 217,728,000 split into 170,100,000 registered no par value shares (auf den Namen lautende Stückaktien), each representing a notional share in the registered capital (rechnerische Beteiligung am Grundkapital) of EUR 1.28 (all shares issued by the Celesio from time to time the “Celesio Shares”).

(B)	The Celesio Shares currently issued are admitted to trading inter alia on the regulated market (regulierter Markt) (Prime Standard) of the stock exchange in Frankfurt am Main under securities identification number ISIN DE000CLS1001. The Celesio Shares are included inter alia in the stock market index MDAX.

(C)	Celesio Finance B.V. – a wholly owned subsidiary of Celesio – has issued (i) convertible bonds in the nominal value of EUR 50,000 per bond with an aggregate nominal amount of EUR 350 million due 29 October 2014 (ISIN: DE000A1AN5K5) which are convertible into new or existing no par value ordinary registered shares in Celesio (each such bond a “2014 Bond”) and (ii) convertible bonds in the nominal value of EUR 100,000 per bond with an aggregate nominal amount of EUR 350 million due 7 April 2018 (ISIN: DE000A1GPH50) which are convertible into new or existing no par value ordinary registered shares in Celesio (each such bond a “2018 Bond”, and the 2018 Bonds together with the 2014 Bonds the “Bonds”).

(D)	McKesson is the sole indirect shareholder of Purchaser (McKesson together with its subsidiaries within the meaning of section 15 et seq. German Stock Corporation Act (Aktiengesetz, the “Stock Corporation Act”), the “McKesson Group”).

(E)	After execution and completion of this Agreement Purchaser may consider to announce and launch either a voluntary public takeover offer or a mandatory public takeover offer (each a “Takeover Offer”) pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “Takeover Act”) to all shareholders of Celesio to acquire their Celesio Shares (for the avoidance of doubt, including new Celesio Shares issued following the exercise of any conversion rights under the Bonds under ISIN DE000CLS1043) and will offer an offer consideration of EUR 23.50 per tendered Celesio Share, unless mandatory law requires a higher offer consideration (“Takeover Offer Consideration”).

(F)	If and to the extent that Acquirors meet the legal prerequisites, and subject to certain considerations or obligations that any Acquiror may have, Acquirors will consider whether to initiate and pass respective resolutions with regard to (i) the execution of a domination and profit and loss transfer agreement between the Purchaser as dominating company and Celesio as dominated company pursuant to sections 291 et seq. of the Stock Corporation Act (“DPLTA”), and/or (ii) a squeeze out of the minority shareholders of Celesio based on the German Transformation Act (Umwandlungsgesetz), the Takeover Act or the Stock Corporation Act (each a “Squeeze-Out”). Such a DPLTA and Squeeze-Out would provide for, inter alia, an obligation on the part of the Purchaser to offer the outside Celesio shareholders to acquire their Celesio Shares for an appropriate cash consideration (“Cash Compensation”), and, in case of a DPLTA, to offer to pay the remaining outside Celesio shareholders a compensation by way of recurring payments (guaranteed dividend) (“Guaranteed Dividend”).

(G)	Elliott controls Seller 1 and Seller 2 (Elliott together with Seller 1, Seller 2, its other affiliated companies (verbundens Unternehmen) within the meaning of section 15 et seq. of the Stock Corporation Act and entities controlled by it or controlling it hereafter the “Elliott Group”).

(H)	Members of the Elliott Group hold title to an undisclosed number of Celesio Shares. Moreover, Seller 1 holds title to a total of 3,147 2014 Bonds and a total of 1,417 2018 Bonds (“Seller 1 Bonds”), and Seller 2 holds title to a total of 1,693 2014 Bonds and a total of 763 2018 Bonds (“Seller 2 Bonds”). Together Seller 1 and Seller 2 therefore hold title to a total of 4840 2014 Bonds (“2014 Seller Bonds”) and title to a total of 2180 2018 Bonds, (“2018 Seller Bonds”, together with the 2014 Seller Bonds the “Seller Bonds”).

(I)	Sellers intend to sell and transfer all Seller Bonds and Purchaser intends to purchase and acquire all Seller Bonds subject to the terms and conditions of this Agreement.

It is agreed as follows:

1	Interpretation

In this Agreement including the Preamble, unless the context otherwise requires, the provisions of this Clause 1 apply:

1.1	Definitions

Defined terms shall have the meanings ascribed or referenced to them in Schedule A.

1.2	Schedules etc.

References to this Agreement shall include references to any Schedules to this Agreement as well as to any agreements entered into, or to be entered into, pursuant to this Agreement. References to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement.

1.3	Headings

The headings in this Agreement shall not affect its interpretation.

1.4	German Terms

Where a German language term has been added in parentheses after an English language term, only such German language term shall be decisive for the interpretation of the relevant English language term whenever such English language term is used in this Agreement.

2	Sale and Purchase of Seller Bonds

2.1	Agreement to Sell and Purchase

2.1.1	Seller 1 hereby sells to Purchaser, and Purchaser hereby purchases from Seller 1, the Seller 1 Bonds subject to the terms set forth in this Agreement.

2.1.2	Seller 2 hereby sells to Purchaser, and Purchaser hereby purchases from Seller 2, the Seller 2 Bonds subject to the terms set forth in this Agreement.

2.2	Delivery of the Bonds

2.2.1	Seller 1 shall deliver to Purchaser the Seller 1 Bonds on the Closing Date in accordance with Section 5.

2.2.2	Seller 2 shall deliver to Purchaser the Seller 2 Bonds on the Closing Date in accordance with Section 5.

2.3	Rights and Obligations Pertaining to the Seller Bonds

The Seller Bonds shall be sold and transferred to Purchaser with all rights and obligations pertaining thereto, including the right to receive all interest not yet distributed prior to the Closing Date.

3	Consideration for the Seller Bonds

The consideration for the sale and transfer of the Seller Bonds under this Agreement shall be the consideration set out in Schedule 3 to this Agreement.

4	Payment, No Set-off and Retention

4.1	Payment of Bonds Purchase Price

On the Closing Date, Purchaser shall pay to Seller 1 the Seller 1 Purchase Price and to Seller 2 the Seller 2 Purchase Price in accordance with Section 5.2.

4.2	No Set-off; No Right of Retention

Purchaser shall not be entitled to exercise any right of set-off (Aufrechnung) or retention right (Zurückbehaltung) with respect to its payment obligations under or in connection with Section 3.

5	Closing

5.1	Place and Time of Closing

The consummation of the transactions contemplated by this Agreement as set forth in Section 5.2 (the “Closing”) shall take place at the offices of Linklaters LLP, Mainzer Landstraße 16, 60325 Frankfurt am Main, Germany at 10 a.m. CET on 6 February 2014, or at any other time or place as the Parties may mutually agree upon in writing. The date on which Closing is to occur in accordance with the preceding sentence is referred to herein as the “Closing Date”.

5.2	Actions on the Closing Date

5.2.1	On the Closing Date, the Parties shall take, or cause to be taken, the actions set forth in this Section 5.2.1 (i) and (ii) below (the “Closing Actions” and each a “Closing Action”) which shall be taken simultaneously (Zug um Zug).

On the Closing Date,

(i)	Each Seller shall instruct Euroclear to transfer its Seller Bonds to Purchaser’s HSBC Trinkaus & Burkhardt AG securities account with the account number 701/2932/019, BIC TUBDDEDD and receiving party indicated to be ECL90060, against payment of the Bonds Purchase Price, and

(ii)	Purchaser shall instruct Purchaser’s bank to pay the Bonds Purchase Price to the Euroclear account of each Seller with the account number A/C 10307 within the Euroclear account system against transfer of the Seller Bonds, in each case by entering delivery versus payment (DvP) instructions in the Euroclear settlement system. Sellers’ transfer and Purchaser’s payment shall be by irrevocable and, subject to the DvP instruction, unconditional transfer of Seller Bonds and wire transfer of immediately available funds, respectively, (effective on the same day, free of any costs and charges other than those of the respective Party’s bank).

5.2.2	Purchaser and Sellers shall sign the Closing Minutes (as defined below) in accordance with Section 5.3.

5.3	Closing Minutes

Promptly after Sellers have received the Bonds Purchase Price and Purchaser has received the Seller Bonds, the Parties shall execute closing minutes to confirm to each other that the Closing Condition has been satisfied and that Closing has occurred (the “Closing Minutes”).

6	No Top-up

6.1	The Parties agree that any consideration and/or compensation (i) Paul Elliott Singer (for the avoidance of doubt, Paul Elliott Singer, born on 22 August 1944, with office address at Elliott Management Corporation, 40 West 57th Street, New York, NY 10019, United States) or any person or entity, acting on behalf or for the benefit of Paul Elliott Singer, or controlled by him, (ii) Gordon Matthew Singer (for the avoidance of doubt, Gordon Matthew Singer, born on 23 February 1974, with office address at Elliott Advisors (UK) Limited, Cleveland House, 33 King Street, London SW1Y 6RJ, UK), or any person or entity, acting on behalf or for the benefit of Gordon Matthew Singer, or controlled by him, (iii) Elliott, (iv) any Seller, (v) any other member of the Elliott Group, (vi) any person who benefits from a top-up provided that all or a portion of such benefit would accrue directly or indirectly to a member of the Elliott Group, (vii) any person, whose voting rights in Celesio Shares are attributable to any member of the Elliott Group pursuant to section 30 Takeover Act, (viii) any person, whose Celesio Shares convertible under the Bonds would be attributable to any member of the Elliott Group analogously applying section 30 Takeover Act, (ix) any institutions or funds managed or advised by any member of the Elliott Group, (x) any legal successors of members of the Elliott Group, or (xi) any of their representatives (each an “Interested Elliott Party” and together, the “Interested Elliott Parties”) receive in respect of the Celesio Shares shall be limited to (i) the Takeover Offer Consideration of EUR 23.50 (as increased from time to time, if any, in accordance with the Takeover Act either (x) pursuant to section 21 Takeover Act, or (y) until the end of the acceptance period of the Takeover Offer pursuant to section 16 para. 1 Takeover Act as a result of parallel purchases exclusively of Celesio Shares by any member of the McKesson Group, excluding, for the avoidance of doubt, increases of the Takeover Offer Consideration, if any, resulting from the purchase or acquisition of any other securities in Celesio) for every Celesio Share tendered by the respective Interested Elliott Party into the Takeover Offer, and (ii) the Cash Compensation and/or Guaranteed Dividend initially agreed in a DPLTA and/or initially offered in a Squeeze-Out for every Celesio Share held at that time by the respective Interested Elliott Party ((i) and (ii), each, the “Exit Consideration”). Under this Section 6.1 in particular payments as the result of judicial appraisal proceedings (Spruchverfahren) pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz) in relation to the appropriateness of the amount of the Cash Consideration and/or the Guaranteed Dividend, or any settlement (Vergleich) in relation thereto, shall be excluded.

6.2	Therefore, Sellers irrevocably waive any right, whether statutory or contractual, to claim or receive any payment in excess of the Exit Consideration, and Sellers shall repay (zurückzahlen) any monies received and exceeding the Exit Consideration, for which Vendors shall be jointly and severally liable (“Excess Waiver”).

6.3	Provided and to the extent that the Cash Compensation and/or the Guaranteed Dividend is increased because (i) any court awards such increase of the Cash Compensation and/or the Guaranteed Dividend to, or (ii) a settlement (Vergleich) regarding the Cash Compensation and/or the Guaranteed Dividend is agreed with one or numerous Celesio shareholders, in a timely manner before such Cash Compensation and/or the Guaranteed Dividend, or any increase thereof, is to be paid out, each Seller shall inform, and Elliott shall procure that Sellers inform, Acquirors of the number of Celesio Shares held by it on the relevant payment date, by making available a certificate issued by the investment services enterprise(s) maintaining its securities account(s) in which it holds Celesio Shares, and which gives an account of the number of Celesio Shares at that time (“Information Obligation”).

6.4	Vendors shall procure that any Interested Elliott Party, who is not party to this Agreement shall declare the Excess Waiver and shall comply with the Information Obligation for the benefit of the Acquirors.

7	Representations and Warranties of Vendors, Remedies

7.1	Vendors hereby represent and warrant to Acquirors by way of independent guarantees (selbständige Garantieversprechen) pursuant to section 311 para. 1 German Civil Code (Bürgerliches Gesetzbuch, BGB – “German Civil Code”) that the statements set forth in this Section 7.1 below are correct as of the date hereof and will be correct as of the Closing Date (unless stated otherwise below) (the “Vendors’ Warranties” and each a “Vendors’ Warranty”):

7.1.1	The Seller Bonds specified in Recital (H) of this Agreement comprise the aggregate number of Celesio Bonds, held by Seller 1 and Seller 2 and neither Vendors nor any other Interested Elliott Party, individually or jointly, hold any other Celesio Bonds, including rights to acquire, rights to subscribe for, options in respect of, and derivatives or other instruments referenced to, Celesio Bonds, with the exception of index or tracker funds.

7.1.2	Seller 1 is a limited partnership duly established and existing under the laws of the Cayman Islands. Seller 2 is a limited partnership duly established and existing under the laws of Bermuda. Elliott is a limited partnership duly established and existing under the laws of Delaware.

7.1.3	No bankruptcy, insolvency or similar proceedings in any jurisdiction have been opened in respect of any Vendor and no Vendor is insolvent or otherwise required or entitled to file for bankruptcy or insolvency. As of the date hereof, no insolvency or bankruptcy filings have been threatened in writing with respect to any Vendor.

7.1.4

Vendors have full authority and capacity to enter into, and perform their obligations under, this Agreement, including the consummation of the Closing. Each Vendor entering into this Agreement and the performance of each Vendor’s obligations hereunder does not violate its respective articles of association, by-laws, operating agreement or similar organisational document and has been duly authorized by all necessary corporate actions on the part of each Vendor. Each Vendor entering into this Agreement and the performance of each Vendor’s obligations hereunder neither require any approval or consent by any court, governmental authority or other third party nor violate any judicial or governmental order or decree or any applicable law or any agreement or other contractual obligation by which any Vendor is bound.

7.1.5	As of the Closing Date, each of the Sellers is the sole legal and beneficial owner of its Seller Bonds.

7.1.6	The Seller Bonds are not currently held in any State within the United States of America or any protectorate thereof (collectively, the “United States”) nor were they transferred from the United States in response to any actions by any Acquiror.

7.1.7	The transfer of the Seller Bonds will not occur in the United States and all negotiations for the sale and transfer of the Seller Bonds have taken place outside the United States.

7.1.8	In the event any Vendor, regardless of its representations in this Section 7, raises any claim based on any alleged violation of Rule 14e-5 under the Securities Exchange Act of 1934 the Bonds Purchase Price shall be deemed reduced by the amount or value of such claim and such claim shall be set off against such reduction of the Bonds Purchase Price.

7.1.9	As of the Closing Date, each Seller’s Seller Bonds will be validly issued and freely transferable and free and clear of any liens, charges and other encumbrances (dingliche Belastungen) and following consummation of this Agreement Purchaser will have received title to the Seller Bonds free and clear of any liens, charges and other encumbrances.

7.2	Save for the Vendors’ Covenants set out in Section 9 of this Agreement Vendors make no further statements, representations and warranties or guarantees other than those expressly and conclusively set forth in this Section 7.

7.3	Remedies

7.3.1	If any Vendors’ Warranty is incorrect, Vendors shall be jointly and severally liable (haftend als Gesamtschuldner) to compensate Acquirors for all damages caused.

7.3.2	If any of the Vendors is in breach of this Agreement, Vendors shall, subject to the limitations set forth herein, either (i) no later than 20 Business Days after being notified by Acquirors of such breach, put the respective Acquiror in such position as they would have been in without such breach (Naturalrestitution) or, after the expiration of such period or earlier at Vendors’ sole discretion, (ii) pay to Acquirors an amount equal to any direct or indirect damages (positives Interesse) within the meaning of section 249 et seq., excluding, however, Section 252 German Civil Code, arising out of such breach.

7.3.3

Without prejudice to the Vendors’ Covenants in Section 9 and rights of the Acquirors for breach of any of Vendors’ Covenants, the Parties agree that the rights and remedies Acquirors may have with respect to the breach of a Vendors’ Warranty, representation, warranty or agreement or with respect to any indemnity contained in this Agreement are limited to the rights and remedies specified in this Section 7.3. Subject to Section 7.3.5, any and all rights and remedies (other than the rights and claims expressly set forth in this Agreement such as those for specific performance (primäre Erfüllungspflichten) and rights for breach of any of Vendors’ Covenants) which Acquirors may have against any Vendor in connection with this Agreement or the transactions contemplated hereby shall be waived by Acquirors. In particular, without limiting the generality of the fore-going, (i) any right of Acquirors to withdraw or rescind from (zurücktreten), or to terminate (kündigen), this Agreement (other than as provided for in Section 12.1) or to require the winding up of the transactions contemplated under this Agreement (e.g., by way of großer Schadensersatz or Schadensersatz statt der Leistung) or any right or remedy which would have a similar effect, (ii) any claims relating to statutory contractual, pre-contractual or quasi-contractual obligations (sections 241 para. 2, 280 to 282, 311 German Civil Code), including, but not limited to, claims arising under culpa in contrahendo, (iii) any claims based on frustration of contract pursuant to section 313 German Civil Code (Störung der Geschäftsgrundlage), (iv) all remedies under the statutory law applicable to the sale of goods and rights (section 434 et seq. German Civil Code), irrespective of whether any defects (Mängel) exist on the date hereof or arise in the period between the date hereof and the Closing Date, (v) any claims relating to tort (section 823 et seq. German Civil Code), and (vi) all rights to cancel, challenge or otherwise declare void (anfechten) this Agreement or any declaration made by any Party are hereby expressly waived (verzichtet) by Acquirors.

7.3.4	The period of limitation for all claims of Acquirors pursuant to Section 7.3 shall run until, and any claims shall be time barred (verjährt), five (5) years after the Closing Date.

7.3.5	The limitations set forth in Section 7.3.1 through (and including) 7.3.4 shall not affect any rights and remedies of Acquirors for fraud (arglistige Täuschung) or wilful misconduct (Vorsatz) of any Vendor.

8	Representations and Warranties of Acquirors, Remedies

8.1	Acquirors’ Warranties

Acquirors hereby represent and warrant to Vendors by way of independent guarantees (selbständige Garantieversprechen) pursuant to section 311 para. 1 German Civil Code that the statements set forth hereafter are correct as of the date hereof and will be correct as of the Closing Date (unless stated otherwise below) (the “Acquirors’ Warranties” and each an “Acquirors’ Warranty”):

8.1.1	Purchaser is a limited partnership based on shares (Kommanditgesellschaft auf Aktien) duly incorporated and existing under the laws of Germany, duly represented by its sole general partner Dragonfly Verwaltungs GmbH. McKesson is a corporation duly incorporated, existing and in good standing under the laws of the state of Delaware, USA. McKesson indirectly through Cougar I UK Limited, London, United Kingdom, Cougar II UK Limited, London, United Kingdom, Cougar III UK Limited, London, United Kingdom, McKesson US Finance Corporation, San Francisco, United States has unrestricted ownership of all shares in Purchaser.

8.1.2	No bankruptcy, insolvency or similar proceedings in any jurisdiction have been opened with respect to any Acquiror and no Acquiror is insolvent or otherwise required or entitled to file for bankruptcy or insolvency. As of the date hereof, no insolvency or bankruptcy filings have been threatened in writing with respect to any Acquiror.

8.1.3	Both Acquirors have full authority and capacity to enter into and perform their respective obligations under this Agreement, including the consummation of the Closing. The Acquirors’ entering into this Agreement and the performance of the Acquirors’ respective obligations hereunder does not violate its respective articles of association, by-laws, operating agreement or similar organisational document and has been duly authorized by all necessary corporate actions on the part of each Acquiror. Each Acquiror entering into this Agreement and the performance of the Acquiror’s respective obligations hereunder neither require any approval or consent by any court, governmental authority or other third party or violate any judicial or governmental order or decree or any applicable law or any agreement or other contractual obligation by which any Acquiror is bound.

8.1.4	Purchaser is directly and McKesson is indirectly acquiring the Seller Bonds for their own account as well as for investment and not with a view to any sale, distribution or other disposal thereof. No Acquiror is acting in the interest or for the account of any third party. McKesson has no intention to sell, distribute other otherwise dispose of any shares held in Purchaser to an entity outside McKesson Group.

8.2	Remedies

8.2.1	If any Acquirors’ Warranty is incorrect, the Acquirors shall be jointly and severally liable (haftend als Gesamtschuldner) to compensate Sellers and any of their Affiliates for all damages caused.

8.2.2	If any of the Acquirors is in breach of this Agreement, Acquirors shall, subject to the limitations set forth herein, either (i) no later than 20 Business Days after being notified by Seller of such breach, put the respective Seller in such position it would have been in without such breach (Naturalrestitution) or, after the expiration of such period or earlier at Acquirors’ sole discretion, (ii) pay to Sellers an amount equal to any direct or indirect damages (positives Interesse), within the meaning of section 249 et seq. German Civil Code, excluding, however, section 252 German Civil Code, arising out of such breach. For the avoidance of doubt, the Parties agree that, if any Acquiror fails to take any Closing Action, the amount equal to any direct and indirect damages of Vendors (excluding section 252 German Civil Code), shall be the difference between the Bonds Purchase Price and the actual proceeds of Vendors from a disposal of the Seller Bonds at market price in the open market or otherwise.

8.2.3

The Parties agree that the rights and remedies Vendors may have with respect to the breach of an Acquirors’ Warranty, representation, warranty or agreement or with respect to any indemnity contained in this Agreement are limited to the rights and remedies specified in this Section 8.2. Subject to Section 8.2.5, any and all rights and remedies (other than the rights and claims expressly set forth in this Agreement such as those for specific performance (primäre Erfüllungspflichten) including Sellers’ claim for payment of the Bonds Purchase Price) which Vendors may have against the Acquirors in connection with this Agreement or the transactions contemplated hereby shall be waived by Vendors. In particular, without limiting the generality of the foregoing, (i) any right of Vendors to withdraw or rescind from (zurücktreten), or to terminate (kündigen), this Agreement (other than as provided for in Section 12.1) or to require the winding up of the transactions contemplated under this Agreement (e.g., by way of großer Schadensersatz or Schadensersatz statt der Leistung) or any right or remedy which would have a similar effect, (ii) any claims relating to statutory contractual, pre-contractual or quasi-contractual obligations (sections 241 para. 2, 280 to 282, 311 German Civil Code), including, but not limited to, claims arising under culpa in contrahendo, (iii) any claims based on frustration of contract pursuant to section 313 German Civil Code (Störung der Geschäftsgrundlage), (iv) all remedies under the statutory law applicable to the sale of goods and rights (section 434 et seq. German Civil Code), irrespective of whether any defects (Mängel) exist on the date hereof or arise in the period between the date hereof and the Closing Date, (v) any claims relating to tort (section 823 et seq. German Civil Code), and (vi) all rights to cancel, challenge or otherwise declare void (anfechten) this Agreement or any declaration made by any Party are hereby expressly waived (verzichtet) by Vendors.

8.2.4	The period of limitation for all claims of Vendors pursuant to Section 8.2 shall run until, and any claims shall be time barred (verjährt), five (5) years after the Closing Date.

8.2.5	The limitations set forth in Section 8.2.1 through (and including) 8.2.4 shall not affect any rights and remedies of Sellers for fraud (arglistige Täuschung) or wilful misconduct (Vorsatz) of any Acquiror.

9	Vendors’ Covenants

9.1	Vendors hereby undertake and covenant to Acquirors the following (the “Vendors’ Covenants” and each a “Vendors’ Covenant”):

9.1.1	Each Vendor agrees that it shall not, and shall procure that each Interested Elliott Party shall not, directly or indirectly, alone or with others, for a period of 5 (five) years from the date of this Agreement, without the prior written consent of the Acquirors, be involved in

(i)	acquiring or seeking to acquire any interest in Celesio securities, including rights to acquire, rights to subscribe for, options in respect of, and derivatives or other instruments referenced to, such interest in Celesio securities, with the exception of index and tracking funds;

(ii)	entering into any agreement or arrangement (conditionally or otherwise and whether legally binding or not) with any person in relation to the acquisition of any interest in Celesio securities, including rights to acquire, rights to subscribe for, options in respect of, and derivatives or other instruments referenced to, such interest in Celesio securities, with the exception of index and tracking funds;

(iii)	opposing the supervisory board (Aufsichtsrat) of Celesio or the management board (Vorstand) of Celesio in relation to Celesio’s business strategy or management of the business;

(iv)	requesting (publicly or otherwise) that the supervisory board of Celesio or the management board of Celesio takes a particular course of action, or otherwise seeking to influence the position of the supervisory board or the management board of Celesio, in relation to any proposal, possible offer or offer for all or any portion of Celesio securities announced by any other party;

(v)	seeking representation on Celesio’s supervisory board (Aufsichtsrat) through having a member proposed by it be appointed to Celesio’s supervisory board;

(vi)	filing applications or motions to the appropriate courts or during shareholders’ meeting to request that special auditors (Sonderprüfer) are appointed by the court or replaced by the court pursuant to the Stock Corporation Act;

(vii)	filing applications or motions to the appropriate courts to challenge shareholders’ resolutions;

(viii)	initiating, supporting or suggesting other persons to initiate or support appraisal or other proceedings related to the Cash Compensation or the Guaranteed Dividend;

(ix)	calling for an extraordinary shareholders’ meeting of Celesio;

(x)	adding agenda points to any general meeting of Celesio in clear opposition to Acquirors’ interests;

(xi)	initiating, calling, supporting, or suggesting other persons to initiate, call or support any of the foregoing; or

(xii)	encouraging, assisting or advising any person in relation to, any of the foregoing.

9.1.2	Each Vendor further undertakes that it shall not, and shall procure that each Interested Elliott Party shall not, directly or indirectly, alone or with others, for a period of 5 (five) years from the date of this Agreement, without the prior written consent of the Acquirors, be involved in

(i)	acquiring or seeking to acquire any interest in McKesson securities, including rights to acquire, rights to subscribe for, options in respect of, and derivatives or other instruments referenced to, such interest in McKesson securities, except for acquisitions for trading purposes;

(ii)	entering into any agreement or arrangement (conditionally or otherwise and whether legally binding or not) with any person in relation to the acquisition of McKesson securities, except for acquisitions for trading purposes;

(iii)	opposing the board of directors of McKesson in relation to McKesson’s business strategy or management of the business;

(iv)	requesting (publicly or otherwise) that the board of directors of McKesson takes a particular course of action, or otherwise seek to influence the position of the board of directors of McKesson, in relation to the Takeover Offer, the integration of Celesio or in any other respect;

(v)	making a public offer whether voluntary or mandatory for all or any portion of McKesson securities;

(vi)	announcing, or taking any action or step which, pursuant to the Securities Exchange Act of 1934 or otherwise, would give rise to any obligation under the Securities Exchange Act of 1934 or its equivalent in any other jurisdiction or otherwise to make any offer for all or any portion of McKesson securities; or

(vii)	encouraging, assisting or advising any person in relation to, any of the foregoing.

9.2	Vendors give no further undertakings and covenants and in this respect make no further statements or guarantees other than those expressly and conclusively set forth in this Section 9.

9.3	Remedies

If any Vendors’ Covenant is breached, regardless whether or not Vendors are at fault (unabhängig vom Verschulden) pursuant to section 276 German Civil Code, Vendors shall be jointly and severally liable (haftend als Gesamtschuldner) to compensate Acquirors for all direct and indirect damages caused by such breach, excluding, however, section 252 German Civil Code.

10	Elliott Guarantee

Elliott, as a separate and independent undertaking in addition to any other obligations Elliott may have under or in connection with this Agreement, hereby unconditionally and irrevocably guarantees (selbständiges Garantieversprechen) to Acquirors, the due and timely performance and observance by Sellers of all obligations, liabilities, commitments, undertakings, warranties and indemnities of Sellers under or in connection with this Agreement.

11	McKesson Guarantee

McKesson, as a separate and independent undertaking in addition to any other obligations McKesson may have under or in connection with this Agreement, hereby unconditionally and irrevocably guarantees (selbständiges Garantieversprechen) to Vendors, the due and timely performance and observance by Purchaser of all obligations, liabilities, commitments, undertakings, warranties and indemnities of Purchaser under or in connection with this Agreement.

12	Termination

12.1	Termination Right

This Agreement may be terminated (davon zurücktreten) by Sellers or Purchaser by written notice of termination to be given to Sellers (in the event of a termination by Purchaser) or to Purchaser (in the event of a termination by a Seller), in each case without any further reminder or prior notice being required, if any Vendor (in the event of a termination by Purchaser) or any Acquiror (in the event of a termination by Seller), respectively, fail to take any Closing Action to be taken by such Party.

12.2	Effects of Termination prior to Closing

Upon notice of termination in accordance with Section 12.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party, other than any liability for breaches of this Agreement prior to the termination. This Section 12.2, Section 7.3.2, Section 7.3.3, Section 8.2.2, Section 8.2.3, Section 10, Section 11, Section 13 and Section 15 shall survive any termination of the Agreement pursuant to Section 12.1.

13	Confidentiality

13.1	Subject to Sections 13.2 and 13.4 and unless otherwise agreed between the Parties (i) no Party shall make any statement or disclose any detail relating to this Agreement, including, without limitation the existence of this Agreement, the parties thereto or any terms thereof, including without limitation the consideration pursuant to Section 3, and (ii) each Party shall procure that none of its Affiliates shall make any press release or similar public announcement with respect to this Agreement, or otherwise disclose any details in connection with this Agreement, unless Vendors and Acquirors mutually agree on such a press release, such agreement not to be unreasonably withheld. Each Party shall keep confidential and shall not disclose to any third party (other than an Affiliate, the financing sources of the Acquirors or a professional advisor who has been instructed to comply with this Section 13.1 or who has professional confidentiality obligations provided that the disclosing Party shall remain responsible for any breach of confidentiality of such Affiliate, financing source or professional adviser) the contents of, the subject matter of and the negotiations relating to this Agreement or any confidential information regarding any other Party disclosed to it in connection with this Agreement or its implementation.

13.2	Section 13.1 does not prevent any Party from making disclosures required by law, rule, regulation, regulator, legal process, orders by courts or public authorities or the rules and regulations of any stock exchange governing the listing of any securities of the relevant Party, or from communication with its investors who are bound by strict confidentiality obligations under the statutes of the relevant fund and in accordance with its normal procedures or its fund or offering documents. In such circumstances, the disclosure made shall be no more extensive in scope and nature than is reasonably necessary. If a person is so required to make any announcement of or to disclose any confidential information, the relevant Party shall promptly notify the other Party or Parties concerned, where practicable and lawful to do so, before the announcement is made or disclosure occurs.

13.3	“Confidential information regarding the other Party” in this Section 13 shall not include information that (i) is or has become known in the public domain other than through a breach of the Party obliged to hold the information confidential or of any of such Party’s Affiliates (ii) was known to such Party or to any of such Party’s Affiliates prior to its disclosure by the Acquirors in connection with this Agreement and which is not subject to any other confidentiality obligation to the other Party or Parties concerned, or (iii) was independently developed by or on behalf of such Party.

13.4	Vendors acknowledge (i) that McKesson may be required to announce the signing of this Agreement and to disclose this Agreement or describe its major terms and conditions (including the consideration payable) pursuant to its obligations under The Securities Exchange Act of 1934, as amended, and (ii) that Acquirors and other members of the McKesson Group may be required to (x) disclose this Agreement or describe its major terms and conditions (including the consideration payable) pursuant to the Takeover Act, and (y) announce the signing of this Agreement pursuant to the German Securities Trading Act (Wertpapierhandelsgesetz).

13.5

The Parties agree not to make any public statements, written or verbal, or cause or encourage others to make any public statements, written or verbal, that defame or disparage the personal or business reputation, practices, or conduct of the respective other parties, its employees, directors, and officers. The Parties acknowledge and agree that this prohibition extends to public statements, written or verbal, made to anyone, including but not limited to, the news media (including non-public statements), investors, potential investors, industry analysts, competitors, strategic partners, vendors, and clients. They will instruct their respective advisors to adhere to this non disparagement provision. The Parties understand and agree that this Paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement, and that each Party would be irreparably harmed by violation of this provision.

14	Tender Information

Immediately following expiration of the acceptance period and the additional acceptance period, if any, under the Takeover Offer each Seller shall inform, and Vendors shall procure that each Interested Elliott Party informs, Acquirors of the number of Celesio Shares tendered by it into the Takeover Offer by making available a certificate issued by the investment services enterprise(s) maintaining its securities account(s) in which it held Celesio Shares, and which gives an account of the number of Celesio Shares tendered.

15	Miscellaneous Provisions

15.1	Notices to the Parties

15.1.1	To the extent that any communication shall in accordance with this Agreement be made by way of a “Notice” this shall mean that, in order to be valid, must be submitted to the recipient in compliance with this Clause 15.1.1, i.e.

(i)	in the English language,

(ii)	in written form by hand, registered post or an internationally renowned courier service, or by facsimile or email, and

(iii)	to the following persons and addresses:

(a)	A Notice to Vendors shall be sent to the following address, or such other person or address as Vendors may notify to the Acquirors from time to time:

To:	Elliott Advisors (UK) Limited

Attention:	Franck Tuil

Address:	Cleveland House 33 King Street London SW1Y6RJ England

Facsimile:	+44 (0) 20 3009 1056

with a courtesy copy to

To:	Broich Partnerschaft von Rechtsanwälten

Attention:	Josef Broich Ferdinand von Rom

Address:	Bockenheimer Landstrasse 2-4 60306 Frankfurt am Main, Germany

Facsimile:	+49 (0)69 26 48 46-20

(b)	A Notice to the Acquirors shall be sent to the following address, or such other person or address as the Purchaser may notify to the Vendors from time to time:

To:	McKesson Corporation

Attention:	Laureen Seeger

Address:	One Post Street San Francisco CA 94104 United States

Facsimile:	+1 415 983 8826

with a courtesy copy to

To:	Linklaters LLP

Attention:	Peter Erbacher Stephan Oppenhoff

Address:	Mainzer Landstraße 16, 60325 Frankfurt am Main, Germany

Facsimile:	+49 69 71003 89 445

15.1.2	A Notice shall be effective upon receipt (Zugang) which shall be deemed to have occurred

(i)	at delivery, if delivered by hand, registered post or courier;

(ii)	at transmission, if delivered by facsimile, provided that the person sending the facsimile shall have received a transmission receipt confirming a successful transmission thereof;

(iii)	at transmission, if delivered by email, provided that the person sending the email shall not have received an out-of-office reply and shall have received a transmission receipt confirming a successful transmission thereof.

15.2	Disputes

15.2.1	Any dispute arising from or in connection with this Agreement and its consummation, shall be exclusively and finally settled by 3 arbitrators in accordance with the arbitration rules of the International Chamber of Commerce (ICC) without recourse to the courts of law. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English.

15.2.2	To the extant and provided that pursuant to mandatory law any matter arising from or in connection with this Agreement has to be decided upon by a court of law, the competent courts in and for Frankfurt am Main, Germany, shall have the exclusive jurisdiction thereupon.

15.3	Form of Amendments

Any amendment or supplement to, or the termination of, this Agreement, including this provision, shall be valid only if made in writing (Schriftform), except where a stricter form (e.g. notarisation) is required under applicable law or this Agreement.

15.4	Disposal of Claims under this Agreement

The Purchaser shall not, in whole or in part, dispose (verfügen) of any claims (including future or contingent claims) arising from or in connection with this Agreement by way of assignment, encumbrance or otherwise without the prior written Notice of the Sellers consenting to such disposal, which consent shall not be withheld unreasonably.

15.5	Invalid Provisions

Should any provision of this Agreement be or be deemed to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remaining provisions of this Agreement. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any issues which have not been addressed in this Agreement, but which would have been addressed if the Parties had considered them.

15.6	Entire Agreement

This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall replace any negotiations and understandings, oral or written, heretofore made between the Parties with respect to the subject matter hereof. Side agreements to this Agreement do not exist.

15.7	Governing Law

This Agreement and any rights and obligations arising out of or in connection therewith shall be governed by and construed in accordance with German law excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and excluding the provisions of German private international law.

15.8	Financing

The Parties agree that none of the lenders or other persons providing, underwriting or arranging the financing for the Purchaser and McKesson (the “Financing Sources”) is a party hereto, and none of them shall have any liability to any Acquiror or any of Acquirors’ respective Affiliates relating to or arising out of this Agreement, the financing documents or any ancillary agreement, whether at law, or equity, in contract, in tort or otherwise, and neither Aquirors nor any of Acquirors’ aforementioned Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

Signature page to this Sale and Purchase Agreement in relation to Bonds issued by Celesio Finance B.V. between Elliott Capital Advisors, L.P., Elliott International L.P., The Liverpool Limited Partnership, Dragonfly GmbH & Co. KGaA and McKesson Corporation dated 23 January 2014

ACCEPTED AND AGREED:

On 23 January 2014 for and on behalf of Elliott Capital Advisors, L.P.

By:	Braxton Associates, Inc., as general partner

/s/ Elliott Greenberg

Name:	Elliott Greenberg

Title:	Vice President

On 23 January 2014 for and on behalf of Elliott International L.P.

By:	Elliott International Capital Advisors Inc., as Attorney-in-Fact

/s/ Elliott Greenberg

Name:	Elliott Greenberg

Title:	Vice President

On 23 January 2014 for and on behalf of The Liverpool Limited Partnership

By:	Liverpool Associates, Ltd., as general partner

/s/ Elliott Greenberg

Name:	Elliott Greenberg

Title:	Vice President

On 23 January 2014 for and on behalf of McKesson Corporation:

/s/ John H Hammergren

Name:	John H Hammergren

Title:	CEO

On 23 January 2014 for and on behalf of Dragonfly GmbH & Co. KGaA:

By:	Dragonfly Verwaltungs GmbH, as general partner

/s/ Willie C. Bogan

Name:	Willie C. Bogan

Title:	Director

Schedule A

“2014 Bond” has the meaning as set out in Preamble (C).

“2014 Seller Bonds” has the meaning as set out in Preamble (H).

“2018 Bond” has the meaning as set out in Preamble (C).

“2018 Seller Bonds” has the meaning as set out in Preamble (H).

“Acquiror” has the meaning as set out in Preamble (5).

“Acquirors” has the meaning as set out in Preamble (5).

“Acquirors’ Warranties” has the meaning as set out in Section 8.1.

“Affiliate” shall mean all affiliated companies (verbundenes Unternehmen) within the meaning of Section 15 et seq. Stock Corporation Act of the relevant Party.

“Bonds” has the meaning as set out in Preamble (C).

“Bonds Purchase Price” has the meaning as set out in Schedule 3.

“Business Day” shall mean any day other than a (i) Saturday, (ii) Sunday or (iii) any other day on which the banks in Frankfurt am Main, Germany are generally closed for business.

“Cash Compensation” has the meaning as set out in Preamble (G).

“Celesio” has the meaning as set out in Preamble (A).

“Celesio Shares” has the meaning as set out in Preamble (A).

“Closing” has the meaning as set out in Section 5.1.

“Closing Actions” has the meaning as set out in Section 5.2.1.

“Closing Date” has the meaning as set out in Section 5.1.

“Closing Minutes” has the meaning as set out in Section 5.3.

“DPLTA” has the meaning as set out in Preamble (F).

“Elliott” has the meaning as set out in Preamble (3).

“Elliott Group” has the meaning as set out in Preamble (G).

“Excess Waiver has the meaning as set out in Section 6.2.

“Exit Consideration” has the meaning as set out in Section 6.1.

“Financing Sources” has the meaning as set out in Section 15.8.

“German Civil Code” has the meaning as set out in Section 7.1.

“Guaranteed Dividend” has the meaning as set out in Preamble (G).

“Information Obligation” has the meaning set out in Section 6.3.

“Interested Elliott Parties” has the meaning as set out in Section 6.1.

“Interested Elliott Party” has the meaning as set out in Section 6.1.

“McKesson” has the meaning as set out in Preamble (5).

“McKesson Group” has the meaning as set out in Preamble (D).

“Notice” has the meaning as set out in Section 15.1.1.

“Parties” has the meaning as set out in Preamble (5).

“Party” has the meaning as set out in Preamble (5).

“Purchaser” has the meaning as set out in Preamble (4).

“Seller 1” has the meaning as set out in Preamble (1).

“Seller 1 Bonds” has the meaning as set out in Preamble (H).

“Seller 1 Purchase Price” has the meaning as set out in Schedule 3.

“Seller 2” has the meaning as set out in Preamble (2).

“Seller 2 Bonds” has the meaning as set out in Preamble (H).

“Seller 2 Purchase Price” has the meaning as set out in Schedule 3.

“Seller Bonds” has the meaning as set out in Preamble (H).

“Sellers” has the meaning as set out in Preamble (2).

“Squeeze-Out” has the meaning as set out in Preamble (G).

“Stock Corporation Act” has the meaning as set out in Preamble (D).

“Takeover Act” has the meaning as set out in Preamble (E).

“Takeover Offer” has the meaning as set out in Preamble (E).

“Takeover Offer Consideration” has the meaning as set out in Preamble (E).

“United States” has the meaning as set out in Section 7.1.6.

“Vendor” has the meaning as set out in Preamble (3).

“Vendors” has the meaning as set out in Preamble (3).

“Vendors’ Covenant” has the meaning set out in Section 9.1.

“Vendors’ Covenants” has the meaning as set out in Section 9.1.

“Vendors’ Warranty” has the meaning as set out in Section 7.1.

“Vendors’ Warranties” has the meaning as set out in Section 7.1.

Schedule 3

The consideration for the sale and transfer of the Seller Bonds under this Agreement shall be EUR 71,428.57 (in words: seventy-one-thousand four-hundred-twenty-eight Euro and fifty-seven Cent) per 2014 Seller Bond, and EUR 162,473.79 (in words: one-hundred-sixty-two-thousand four-hundred-seventy-three Euro and seventy-nine Cents) per 2018 Seller Bond, resulting in

1	an aggregate purchase price for the Seller 1 Bonds of

EUR 455,011,070.22

(the “Seller 1 Purchase Price”); and

2	an aggregate purchase price for the Seller 2 Bonds of

EUR 244,896,070.78

(the “Seller 2 Purchase Price”,

together with the Seller 1 Purchase Price the “Bonds Purchase Price”).